Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2008 Third Quarter Results

New York, November 4, 2008 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter ended September 30, 2008.

Total revenue for the three months ended September 30, 2008 was $58.0 million, representing an increase of 1% from $57.5 million in the prior year period.  For the quarter ended September 30, 2008, the Company reported a net loss of $61.7 million, or $5.48 per fully diluted share, compared to a net loss of $3.3 million in the prior year period, or $0.26 per fully diluted share.  As discussed in greater detail below, the Company’s results for the third quarter of 2008 included a non-recurring $50.0 million non-cash charge related to the impairment of legacy goodwill.  In addition, the Company’s third quarter results included $1.4 million in compensation expense related to employee stock awards made in connection with our initial public offering, compared to $0.4 million of expense in the third quarter of 2007.  Excluding the goodwill impairment and the initial public offering equity compensation expense, the Company’s adjusted net operating loss for the three months ended September 30, 2008 and 2007 was $3.1 million (see “Non-GAAP Financial Measures” below for a discussion of adjusted net operating income).  The Company’s results for the third quarter of 2008 included an increase in the compensation and benefits expense to revenue ratio, excluding the expense associated with the grant of initial public offering equity, to 65% for the quarter, up from 60% in the second quarter of 2008.  In addition, the Company’s results for the third quarter of 2008 included a non-recurring $0.6 million gain related to the sale of the Company’s membership seats on the Boston Stock Exchange, which was acquired by the Nasdaq OMX Group.

Total revenue for the nine months ended September 30, 2008 was $175.7 million, down 13% from $202.3 million for the prior year period.  For the nine months ended September 30, 2008, the Company recorded a net loss of $61.8 million, or $5.49 per fully diluted share, compared to a net loss of $0.6 million, or $0.05 per fully diluted share, for the nine months ended September 30, 2007.  In addition to the non-recurring, non-cash goodwill impairment charge, the Company’s results for the first nine months of 2008 included a non-recurring gain related to the sale of membership seats on the Boston Stock Exchange, while the results for the prior year period included the effects of a non-recurring $1.8 million gain related to the sale of the Company’s membership seat on the Chicago Board Options Exchange.  The Company’s results for the nine months ended September 30, 2008 also included a net benefit of $1.5 million associated with the compensation expense related to grant of equity to employees in connection with our initial public offering, compared to $5.5 million of expense in the first nine months of 2007.  Excluding the goodwill impairment and compensation expense related to employee stock awards in connection with our initial public offering, the Company’s adjusted net operating loss for the nine months ended September 30, 2008 was $5.3 million, as compared to adjusted net operating income of $1.6 million in the prior year period (see “Non-GAAP Financial Measures” below for a discussion of adjusted net operating income).

“Capital markets conditions continued to deteriorate in the third quarter as we witnessed truly historic events unfold including the failure of Lehman Brothers, the bailout of AIG and the wave of consolidation in the investment banking industry” said Chief Executive Officer Greg Malcolm.  “While the absence of a new issue equity market continues to impact Cowen’s overall results, I am pleased with the performance of both our sales and trading and Cowen Healthcare Royalty Partners teams and the continued progress we are demonstrating with respect to our strategic advisory practice.  We are executing in the areas that are not constrained by the current market turmoil and I remain pleased with the effort that all of our employees have put forth in this difficult environment.”

Highlights

•                 Core brokerage revenue increased 12% year-over-year (see “Non-GAAP Financial Measures” below for a description of core brokerage revenue).

•                 Strategic advisory revenue increased 57% year-over-year.  During the quarter, Cowen completed four strategic advisory transactions.  Among these, Cowen acted as financial advisor to Poco Graphite, Inc. in its $158 million sale to Entergis, Inc. and exclusive financial advisor to AviaraDx, Inc. in its $60 million sale to BioMérieux.

•                 Cowen Healthcare Royalty Partners invested in royalty and synthetic royalty financings with an aggregate transaction value of up to $180 million during the period.  These investments include the purchase of the Fenoglide royalty stream from LifeCycle Pharma and a financing for Dyax’s antibody technology research program.

•                 Non-compensation expenses, excluding the goodwill impairment charge, decreased 3% year-over-year.  Excluding the goodwill impairment charge and a $1.5 million non-recurring placement agent fee, non-compensation expenses decreased 9% compared to the third quarter of 2007.

•                 Cowen completed its acquisition of Latitude Capital Group and formed Cowen Latitude Asia.  With the addition of Cowen Latitude Asia, Cowen has expanded its investment banking presence through the addition of bankers and offices in Hong Kong, Beijing and Shanghai.

Goodwill Impairment

During the three month period ended September 30, 2008, the Company recorded a non-recurring, non-cash charge of $50.0 million relating to the impairment of the legacy goodwill on its balance sheet.  The goodwill impairment will have no effect on the Company’s cash position or on the regulatory capital position of the broker-dealer.  The goodwill subject to impairment resulted from the 1998 acquisition of the Company’s predecessor by Société Générale. This goodwill was retained by the Company at the time of our initial public offering and was recorded at the U.S. broker-dealer subsidiary of the Company. The Company follows the provisions of

SFAS No. 142, “Goodwill and Other Intangibles,” and performs annual impairment tests of goodwill.  Over the past year the Company’s stock, like others in our industry, has traded at historically low levels relative to book value.  These depressed valuations have placed significant pressure on goodwill impairment tests as market capitalization is a key determinant of possible goodwill impairment.  As a result, we performed an interim impairment test as prescribed by SFAS No. 142 and determined that our legacy goodwill from Société Générale’s acquisition of our predecessor had been fully impaired.

Deferred Tax Asset Valuation Allowance

The goodwill impairment charge discussed above caused the Company to establish a valuation allowance against a significant portion of its deferred tax assets.  The valuation allowance established during the quarter resulted in a net reduction of tangible book value.  This valuation allowance will be reversed when the Company has sufficient taxable income to utilize such deferred tax assets. Such reversal will increase tangible book value.  As with the goodwill impairment charge, the valuation allowance does not involve a cash charge or payment.  The impact on tangible book value at September 30, 2008 was $0.56 per share.

Results of Operations

Brokerage

Cowen’s core brokerage revenue (see “Non-GAAP Financial Measures” below for a discussion of core brokerage revenue) increased $4.7 million, or 12%, to $43.9 million in the third quarter of 2008, compared to $39.2 million in the third quarter of 2007.  Overall brokerage revenue increased $1.5 million, or 4%, to $41.4 million for the third quarter of 2008, compared to $39.9 million for the prior year period.  The increase resulted primarily from higher revenue due to increased customer activity in Cowen’s core facilitation business.

Investment Banking

Investment banking revenue was $11.4 million in the third quarter of 2008, down 21% from $14.4 million in the third quarter of 2007.  The third quarter’s results reflected a decrease in revenue from capital raising activities, offset partially by an increase in strategic advisory revenue.

•                 Equity underwriting revenue was $0.7 million, down 90% from $7.0 million in the prior year period.  The decrease was primarily a result of decreased transaction volume due to an overall decrease in public capital raising activity, particularly in Cowen’s target sectors.  In the third quarter of 2008, growth sector equity capital raising activity decreased 73% and 45% year-over-year when measured by proceeds raised and number of completed transactions, respectively.  During the third quarter of 2008, the Company co-managed two offerings of equity securities for two companies, raising proceeds of $340 million.  In the third quarter of 2007, the company lead-managed two offerings and co-managed six offerings of equity and convertible securities for seven companies raising proceeds of $1.6 billion.

•                 Private equity revenue was $0.5 million in the third quarter of 2008, a decrease of $0.3 million, or 36%, compared to $0.8 million in the third quarter of 2007.  The decrease was primarily attributable to decreased transaction volume consistent with the overall slowdown in private capital raising activity.  Growth sector private capital raising activity in the third quarter decreased 40% and 18% year-over-year when measured by number of completed transactions and proceeds raised, respectively.  During the third quarter of 2008, the Company completed one private transaction raising proceeds of approximately $26 million.  In the third quarter of 2007, the Company completed two private transactions raising proceeds of approximately $24 million.

•                 Strategic advisory revenue was $10.2 million in the third quarter of 2008, an increase of $3.7 million, or 57%, compared to $6.5 million in the third quarter of 2007.  The year-over-year increase was the result of increased transaction volume, partially offset by decreased average revenue per transaction.  Compared to the prior year period, growth sector strategic advisory activity decreased 27% when measured by number of transactions, but increased 25% when measured by aggregate transaction value.  During the third quarter of 2008, Cowen completed four strategic advisory assignments with an aggregate value of $254 million.  In the third quarter of 2007, the Company completed two strategic advisory assignments with an aggregate value of $527 million.

The number of transactions in the Company’s public equity backlog at quarter end was up 15% compared to the number at the end of the second quarter.  In addition, Cowen’s strategic advisory transaction backlog entering the fourth quarter had increased 16% compared to the end of the second quarter.

Interest and Dividend Income

Interest and dividend income was $0.7 million in the third quarter of 2008, a decrease of $1.3 million, or 66%, compared with $2.0 million in the prior year period.  The decrease resulted primarily from lower average interest rates in the third quarter of 2008 compared with the third quarter of 2007.

Other

Other revenue in the third quarter of 2008 was $4.6 million, an increase of $3.4 million, or 278%, compared to $1.2 million in the third quarter of 2007.  The increase was attributable to an increase in fees for managing the assets and investments of certain private equity and alternative investment funds.

Compensation Expense and Headcount

Employee compensation and benefits expense was $39.1 million in the third quarter of 2008, an increase of $1.3 million, or 3%, compared with $37.8 million in the prior year period.  While compensation and benefits expense increased slightly in the third quarter, for the nine months ended September 30, 2008 compensation expense decreased by over 15% from the prior year period.  The increase in the third quarter of 2008 was primarily the result of slightly higher revenue in the third quarter of 2008 and a reduction of expense in the third quarter of 2007 associated with estimated forfeiture rates of certain tranches of restricted stock awards.

Employee compensation and benefits expense for the third quarter of 2008 included $1.4 million of expense associated with the grant of initial public offering equity which compares to $0.4 million of expense in the prior year period.  Excluding the compensation expense associated with the initial grant of equity, employee compensation and benefits expense as a percentage of total revenues was 65% for the three months ended September 30, 2008 and 2007.

As of September 30, 2008, the Company had 514 full-time employees, down 4% from December 31, 2007.  Excluding the impact of the Latitude acquisition, at the end of the third quarter headcount had decreased 7% compared to December 31, 2007.  Since September 30, 2008, the Company has reduced headcount to 476 full-time employees, a decrease of 11% compared to the beginning of the year.  Excluding the impact of the Latitude acquisition, headcount has been reduced 14% since the beginning of the year.  The overall reductions noted above include the addition of 20 officer level professionals in the research, investment banking and brokerage businesses over the course of the year.

Non-Compensation Expense

Non-compensation expense, excluding the non-recurring $50.0 million non-cash goodwill impairment charge, was $24.7 million in the third quarter of 2008, a decrease of $0.8 million, or 3%, compared with $25.5 million in the prior year period.  Non-compensation expense in the third quarter of 2008 included $1.5 million of non-recurring placement agent fees associated with Cowen Healthcare Royalty Partners.  Excluding the placement agent fee and the non-cash goodwill impairment charge, non-compensation expense was $23.2 million, a decrease of $2.3 million, or 9%, from the prior year period.  Including the placement agent fee and the non-cash goodwill impairment charge, total non-compensation expenses were $74.7 million during the three months ended September 30, 2008, an increase of $49.2 million compared with the third quarter of 2007.

Provision for Income Taxes

The Company recorded a tax expense of $6.5 million for the three months ended September 30, 2008, which reflects a negative effective tax rate of 11.7%, compared to a tax benefit of $2.5 million in the third quarter of 2007, which reflects an effective tax rate of 43.0%.  The negative effective tax rate for the third quarter of 2008 was primarily due to the change in the valuation allowance and state and local taxes.

Earnings Conference Calls with Management

Management holds conference calls to discuss the Company’s six-month and full-year results.  The next conference call will be announced shortly after the close of the fourth quarter ending December 31, 2008.  Stockholders, investors and industry analysts are encouraged to contact the Company directly regarding general information requests or specific questions about the Company’s financial results.  General information requests should be directed to the Company’s Director of Communications, Jean Calleja, at (646) 562-1880.  Questions regarding the Company’s financial results should be directed to the Company’s Chief Financial Officer, Tom Conner, at (646) 562-1719.

About Cowen Group, Inc.

Cowen Group, Inc., through its operating subsidiaries, provides investment banking, sales and trading, and equity research services to companies and institutional investor clients in the healthcare, technology, telecommunications, aerospace and defense, consumer and alternative energy sectors.  With the addition of Cowen Latitude Asia, Cowen has expanded its investment banking presence through the addition of bankers and offices in Hong Kong, Beijing and Shanghai.  We also offer traditional and alternative asset management services to institutional investors.  Our asset management business includes teams based in the U.S. and the U.K.  Our U.S. team focuses on a growth-oriented investment style centered on small and mid-sized companies based primarily in North America.  Our U.K. team provides traditional asset management products, focusing on a global equity strategy.  Our alternative asset management business consists of Cowen Healthcare Royalty Partners, which invests principally in commercial-stage biopharmaceutical products and companies, and Cowen Capital Partners, which manages a portfolio of middle market private equity investments for third party investors.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.
CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719

Cowen Group, Inc.

Preliminary Unaudited Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Investment banking	$11,369	$14,382	$45,733	$69,893
Brokerage	41,408	39,911	116,607	123,661
Interest and dividend income	672	1,999	2,814	6,030
Other	4,588	1,213	10,543	2,685
Total revenues	58,037	57,505	175,697	202,269

Expenses
Employee compensation and benefits	39,121	37,850	106,835	126,840
Floor brokerage and trade execution	2,720	2,835	8,233	9,476
Service fees, net	4,125	4,021	12,451	11,238
Communications	3,691	4,118	11,233	12,733
Occupancy and equipment	4,225	4,308	12,444	12,958
Marketing and business development	2,577	2,323	10,080	9,667
Depreciation and amortization	716	695	2,003	2,476
Goodwill impairment	50,000	—	50,000	—
Other	6,690	7,173	18,348	19,696
Total expenses	113,865	63,323	231,627	205,084
Operating loss	(55,828)	(5,818)	(55,930)	(2,815)
Gain on exchange memberships	609	—	609	1,775
Loss before income taxes	(55,219)	(5,818)	(55,321)	(1,040)
Provision (benefit) for income taxes	6,486	(2,499)	6,441	(416)
Net loss	$(61,705)	$(3,319)	$(61,762)	$(624)

Earnings (loss) per share:
Basic	$(5.48)	$(0.26)	$(5.49)	$(0.05)
Diluted	$(5.48)	$(0.26)	$(5.49)	$(0.05)

Weighted average shares used in per share data:
Basic	11,261	12,918	11,251	12,913
Diluted	11,261	12,918	11,251	12,913

Other Metrics at September 30, 2008 and 2007
Stockholders’ equity	$149,430	$229,052
Common shares outstanding	14,349	15,922
Book value per share	$10.41	$14.39
Tangible book value per share *	$10.20	$11.25

*  Tangible book value per share at September 30, 2008 is calculated as follows: Stockholders’ equity, less $3.0 million of goodwill and intangible assets, divided by common shares outstanding.  Tangible book value per share at September 30, 2007 is calculated as follows: Stockholders’ equity, less $50.0 million of goodwill, divided by common shares outstanding.

Cowen Group, Inc.

Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(dollars in millions)
Reconciliation of Operating Loss to Adjusted Net Operating (Loss) Income
Operating loss	$(55.8)	$(5.8)	$(55.9)	$(2.8)
Exclusion of compensation expense (reversal) related to IPO awards	1.4	0.4	(1.5)	5.5
Exclusion of non-cash goodwill impairment charge	50.0	—	50.0	—
Adjusted operating (loss) income	(4.4)	(5.4)	(7.4)	2.7
(Benefit) provision for income taxes	(1.3)	(2.3)	(2.1)	1.1
Adjusted net operating (loss) income	$(3.1)	$(3.1)	$(5.3)	$1.6

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(dollars in millions)
Reconciliation of Brokerage Revenue to Core Brokerage Revenue
Brokerage revenue	$41.4	$39.9	$116.6	$123.7
Exclusion of the (income) loss from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations	2.5	(0.7)	4.0	(7.7)
Core brokerage revenue	$43.9	$39.2	$120.6	$116.0

Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted net operating income and core brokerage revenue.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

We have reported in this press release our adjusted net operating (loss) income for the three and nine months ended September 30, 2008 and 2007 on a non-GAAP basis by:

•                 excluding the non-cash compensation expense (reversal) associated with equity awards granted in connection with our initial public offering;

•                 excluding the non-cash goodwill impairment charge; and

•                 calculating the (benefit) provision for income taxes using the appropriate effective tax rate for the period.

Management believes that the grant of equity awards in connection with our initial public offering and non-cash goodwill impairment charge were extraordinary, non-recurring events.  We expect that additional equity will be granted in connection with our compensation, hiring and retention practices, and therefore will be included in our compensation and benefits expense to revenue ratio.  Historically, the expense associated with all equity awards, other than the initial public offering awards, has been included in such ratio.

We have reported in this press release our core brokerage revenue for the three and nine months ended September 30, 2008 and 2007 on a non-GAAP basis by:

•                 excluding the income or loss from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations.

Management believes that the non-GAAP calculation of core brokerage revenue will allow for a better understanding of the revenue generated by our sales and trading activities as it excludes gains and losses associated with activities that are not conducted by our sales and trading professionals, but that are required to be reported in the brokerage line item.